Exhibit 10.1

CONFIDENTIAL

AMENDMENT No. 3 TO OFFER LETTER AGREEMENT

This AMENDMENT NO. 3 TO OFFER LETTER AGREEMENT (the “Amendment”) is effective as of the date on which the last party executes this Amendment (“Amendment Effective Date”), by and between BRAINSTORM CELL THERAPEUTICS INC., a Delaware corporation with a mailing address of 1325 Avenue of Americas, 28th Floor New York, NY 10019 (the “Company”), and DR. STACY LINDBORG, an individual (the “Executive”).

WITNESSETH:

WHEREAS, Company and Executive entered into that certain Offer Letter Agreement, effective as of June 1, 2020 (as amended, modified and supplemented and as may be amended, restated, modified and supplemented from time to time, the “Agreement”); and

WHEREAS, Company and Executive desire to amend and clarify the terms of their Agreement as provided in this Amendment.

NOW, THEREFORE, it is hereby agreed as follows:

1.	The Executive shall be appointed Co-CEO.

2.	The terms of the Agreement are hereby amended as follows:

2.1.	Paragraph iv of the Agreement is hereby amended by amending subsection (a) as follows, with defined terms having their respective meanings in the Agreement:

Section (iv)a. shall be amended such that the Base Salary, as defined therein, shall be raised to USD$500,000 instead of USD$469,000.

In addition, the following language shall be added at the end of Section (iv)a: “Executive will be eligible to receive an annual merit performance increase of 5% of her Base Salary, which shall be effective as of January 1 of every year (“Merit Increase”). The determination whether or not to grant Executive a Merit Increase shall be made during the month of December of every year, based on a combination of the Company’s and Executive’s performance throughout that given year, and will be granted subject to the recommendation of the Company’s CEO and approval of the Company’s Board of Directors. “

2.2.	Paragraph (iv) of the Agreement is hereby amended by:

2.2.1	amending clause (b) such that the annual cash bonus shall be raised from 35% of the Base Salary to 40% of the Base Salary; in addition –

2.2.2	a new clause (b.1) shall be inserted which shall come immediately after clause (b) and be in addition to the existing bonus language which appears in clause (b) and which was amended herein in clause 2.2.1. The new clause (b.1) shall read as follows, with defined terms having their respective meanings in the Agreement:

In addition to the cash bonus you are eligible to receive, as per Section (b) above, you shall also be eligible to receive a one-time bonus, in the form of an equity grant, in accordance with the following provisions: Subject to your satisfaction of pre-established performance goals, as determined by the Board of Directors or any applicable committee of the Board, you shall receive a grant of restricted stock under the Company’s 2014 Stock Incentive Plan (or any successor or other equity plan then maintained by the Company) comprised of up to 250,000 shares of restricted common stock of the Company (such number subject to equitable and proportionate adjustment in the case of a stock split, reverse stock split or similar corporate event as determined by the Compensation Committee in its sole discretion) (the “Equity Grant”). Each Equity Grant shall be contingent upon your execution of one or more restricted stock agreements in such form and substance as may reasonably be determined by the Company. Each Equity Grant shall vest as to twenty-five percent (25%) of the award on each of the first, second, third and fourth anniversary of the date of grant, provided you remain continuously employed by the Company from the date of grant through each applicable vesting date. Each Equity Grant shall be subject to accelerated vesting upon a Change of Control (as defined below) of the Company and such other accelerated vesting as provided in this Agreement or the Plan (and any award agreement evidencing such grant, to the extent such award agreement contains more preferential terms). In the event of your termination of employment, you shall retain your right to any vested shares (after taking into account any accelerated vesting) and any portion of the Equity Grant that is not yet vested (after taking into account such accelerated vesting) shall automatically be immediately forfeited to the Company, without the payment of any consideration to you.

2.3.	Paragraph (ix)(c) of the Agreement is hereby amended such that in the event that the Company terminates the Agreement or the Executive’s employment without cause or if the Executive terminates the Agreement or employment with Good Reason, the Company shall pay the Executive as severance pay, an amount equal to (6) months of the Base Salary.

In addition, Upon Termination Following Change of Control the following provisions shall apply. If at any time within six (6) months after a Change of Control of the Company (as defined herein) has occurred, the Executive’s employment is terminated by the Company or any successor company for any reason other than for Cause or the Executive’s Disability or death, the Company shall pay or provide Executive with the following within ninety (90) days of such Termination of employment: (a) an amount equal to 12 months of her then current Base Salary; and (b) any portion of the bonus compensation that Executive would otherwise be entitled to receive until the termination date (giving credit for those milestones and performance goals that Executive successfully completed through the termination date); and (c) accelerated vesting of the Equity Grant, as noted above in Section 2.2.

Notwithstanding anything to the contrary, no compensation of any kind shall be payable to the Executive unless or until Executive executes and delivers a full and general waiver and release to the Company (in favor of the Company, its successors, assigns, Board members, officers, employees, affiliates, subsidiaries, parent companies and representatives, in a form reasonable acceptable to the Company, such waiver and release to be delivered by Executive within 10 days after termination of his employment (unless applicable law requires a longer time period, in which case this date will be extended to the minimum time required by applicable law).

Definition of Change of Control. “Change of Control” means the first to occur of any of the following: (a) any “person” or “group” (as defined in the Securities Exchange Act of 1934) becomes the beneficial owner of a majority of the combined voting power of the then outstanding voting securities with respect to the election of the Board of Directors of the Company; (b) any merger, consolidation or similar transaction involving the Company, other than a transaction in which the stockholders of the Company immediately prior to the transaction hold immediately thereafter in the same proportion as immediately prior to the transaction not less than 50% of the combined voting power of the then voting securities with respect to the election of the Board of Directors of the resulting entity; or (c) any sale of all or substantially all of the assets of the Company. Notwithstanding the foregoing, no change in ACCBT Corp., ACC International Holdings Ltd. or their affiliates’ ownership of the Company shall be deemed a Change of Control under this Agreement.

3.	Except as above amended, the Agreement is and shall remain in full force and effect and binding upon the parties.

4.	This Amendment may be executed in counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument. A signed copy of this Amendment delivered by facsimile, e-mail or other means of electronic transmission will be deemed to have the same legal effect as delivery of an original signed copy hereof.

5.	This Amendment shall be governed under the laws of the State of New York.

IN WITNESS WHEREOF, this Amendment has been executed as of the Amendment Effective Date.

THE COMPANY:
BRAINSTORM CELL THERAPEUTICS INC.

By:	/s/ Chaim Lebovits
Name: Chaim Lebovits
Title: President and Chief Executive Officer

THE EXECUTIVE:

By:	/s/ Stacy Lindborg
Name: Stacy Lindborg